Exhibit 99.1

YOUR IMMEDIATE ACTION IS REQUESTED

Dear Fellow Stockholder:

We recently mailed proxy materials to you for the 2015 ImmunoCellular Therapeutics, Ltd. Special Meeting scheduled to be held on November 16, 2015. At the time of the mailing of this reminder letter, our records indicate you have not yet voted your shares. If you already have voted, we thank you for your prompt response.

PLEASE VOTE YOUR SHARES

Your vote is extremely important. We value your input as a stockholder of ImmunoCellular Therapeutics, Ltd. The fastest and easiest way to vote is by telephone or over the Internet. Instructions on how to vote your shares over the telephone or Internet are enclosed with this letter. Alternatively, you may sign and return the enclosed voting form in the envelope provided.

Your Board recommends you vote FOR the proposal to approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the authorized number of shares of common stock from 149,000,000 to 249,000,000 and FOR the proposal to adjourn the Special Meeting, if necessary or appropriate, to establish a quorum or to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting cast in favor of Proposal One.

If you sign and return the enclosed form without indicating a different choice, your shares will be voted as recommended by the Board of Directors.

If you have any questions or if you need assistance voting, please call Morrow & Co., LLC, our proxy solicitor, at 1-(877) 721-8341.

WE URGE YOU TO EXERCISE YOUR RIGHT TO VOTE TODAY.

Your vote is important no matter how many shares you own. Thank you for voting and for your continued support in our company.

Sincerely,

/s/ Andrew Gengos

Andrew Gengos
President and Chief Executive Officer